EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of August 13, 2015 by and between Shahla Melamed, a California resident (“Shana” or “Melamed”), RoxSan Pharmacy, Inc., a California corporation (“RoxSan”), and Parallax Health Sciences, Inc., a publicly traded Nevada corporation (the “Company”).

WHEREAS, Melamed owns all of the outstanding shares of stock of RoxSan and is its President;

WHEREAS, pursuant to that document titled Agreement to Purchase and Sell One Hundred Per Cent (100%) of the Issued and Outstanding Shares of RoxSan Pharmacy, Inc. and Its Assets and Inventory, Melamed shall sell on August 13, 2015 all of her shares in RoxSan to the Company (the “Sale”); and

WHEREAS, each of RoxSan and the Company desires that Melamed continue to be employed by RoxSan from August 13, 2015 (that is, the date of the Sale) through August 12, 2019 (the “Employment Period”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, each of Melamed, RoxSan and the Company agrees as follows:

Section 1. Employment and Duties.

a)

Effective with the Sale, on the terms and conditions set forth in this Agreement RoxSan shall employ Melamed to render such services as are stated in Exhibit A, which is incorporated by reference into the terms and conditions of this Agreement.  Melamed acknowledges that she has retired her pharmacist license and will not oversee prescriptions pursuant to her employment.

b)

Should Melamed during the Employment Period be unable to serve as RoxSan’s employee, then she shall be a consultant to RoxSan receiving the same compensation, expense reimbursement and benefits and being eligible for the same bonus as provided for in Section 4 herein, with all other terms and conditions of this Agreement applying to her work as consultant. In such case, she shall serve as consultant to RoxSan through the end of the Employment Period and any renewal thereof or until she can again serve as an employee, whichever event shall come first. If the latter, then she shall serve as an employee at such time upon the terms and conditions stated herein through the end of the Employment Period and any renewal thereof.

Section 2. Performance.

a) Melamed accepts the employment (with all references in this Agreement to her “employment” referring only to her employment pursuant to Section 1 (a) herein and any consulting work pursuant to Section 1(b) herein) as set forth in Section 1 herein and agrees to concentrate such time, attention and skill as may be necessary to assure the full performance of the services described therein.

b) Without limiting the generality of the foregoing, Melamed shall devote to her employment the same time and attention as she did prior to the date of the Sale, with RoxSan and the Company acknowledging that Melamed usually does not work on Wednesday. Melamed further agrees that when the performance of her duties reasonably requires, she shall be present on RoxSan’s premises (located in Beverly Hills, California) or engaged in service to or on behalf of RoxSan except during vacations, regular business holidays or weekends.

c) In conducting her duties under this Agreement, Melamed shall report to J. Michael Redmond and Edward W. Withrow III, the Chief Executive Officer and Chairman, respectively, of the Company.

d) Exclusive Work.   Melamed agrees that during the Employment Period, she will work exclusively for RoxSan and will not provide services for any other entity that provides pharmacy services or pharmaceutical products. Melamed may during the Employment Period continue her existing involvement in an advisory or board capacity with non-competing organizations.

Section 3. Term/Termination.

3.1 Term.  The “Employment Period” shall commence on the date of the Sale and terminate on August 12, 2019, unless earlier terminated pursuant to the termination provisions set forth herein or extended for successive one-year periods as outlined below in this paragraph. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Melamed’s employment may only be terminated for Due Cause (as hereinafter defined). At the end of the Employment Period, this Agreement will be automatically renewed for successive one-year terms unless either Melamed or RoxSan shall, upon three months written notice to the other, elect not to renew this Agreement for any year.  For each such one-year renewal term, Melamed’s total compensation (salary plus bonus, if any) shall be at least ten per cent (10%) more than during the previous year.  Should there be any non-renewal of the Agreement by RoxSan, then:  (i) RoxSan shall pay as severance compensation to Melamed eighteen months of her then annual salary amount, paid in equal amounts over the eighteen months following her last day of employment; and (ii) she shall receive all bonuses earned as of her last day of employment, paid to her pursuant to the bonus payment schedule set forth herein in Section 4.2; and (iii) she shall continue to receive such medical and other insurance benefits during the eighteen months following her last day of employment as she received during her last day of employment and shall pay for such benefits the amount she paid on such last day of employment.

3.2 Termination for Due Cause.  RoxSan may only terminate the Employment Period for Due Cause.  RoxSan by a vote of a majority of its Board of Directors may terminate the Employment Period for Due Cause, effective upon written notice of such termination stating in writing such Due Cause to Melamed, in the event of Due Cause as defined by (i) a material breach by Melamed of her covenants under this Agreement if such material breach is not remedied within thirty (30) calendar days following written notice by the RoxSan Board of Directors; or (ii) conviction in a court of law of Melamed for theft or embezzlement of property of RoxSan and/or conviction of Melamed for a felony crime resulting in a material injury to the businesses, properties of RoxSan.  All compensation paid to Melamed shall immediately cease upon termination for Due Cause hereunder except accrued and unpaid compensation and vacation pay.

3.3 Termination Due to Death.  The Employment Period shall be terminated upon the death of Melamed. All compensation paid to Melamed shall immediately cease upon such termination except for accrued and unpaid compensation pursuant to Section 4.1 herein, accrued and unpaid vacation pay, and earned but unpaid bonus payments pursuant to Section 4.2 herein.

3.4 Termination Due to Permanent Total Disability.  The Employment Period shall be terminated upon the Permanent Total Disability (as defined in this Section 3.4) of Melamed following written notice from the Board of Directors of RoxSan. Permanent Total Disability is defined as an inability by Melamed to perform substantially all of the services required pursuant to this Agreement for a continuous period of ninety (90) days or for a period aggregating at ninety (90) days in any consecutive twelve (12) month period when such inability is caused by illness or a physical or mental disability. A physician selected jointly by the parties hereto shall determine such Permanent Total Disability.

3.5 Termination by Melamed.  Melamed may terminate the Employment Period (i) in the event the Company or RoxSan has breached a material term or condition of this Agreement which is not cured or remedied within thirty (30) days following written notice by Melamed to the Board of Directors of Company or RoxSan, whichever shall apply, of such breach; or (ii) at Melamed’s convenience. In the event that Melamed’s resignation is due to an uncured breach by the Company or RoxSan, then in such case Melamed shall immediately receive all pay (including accrued but unpaid vacation pay) through the then Employment Period (including any unpaid bonus stated in Exhibit A for the year of termination that would have been paid if the increase in sales of RoxSan for the part of such year worked by Melamed compared to the prior year were achieved for the entire full year) plus 18 months’ salary at her then annual rate plus she shall receive immediately all bonus payments plus she shall receive through the end of the Employment Period and for the next 18 months thereafter such medical and insurance benefits as she received during her last day of employment plus the provisions of Sections 2(d) and 5.1 herein shall not apply to her. In the event that Melamed terminates the Employment Period at her convenience, Melamed will receive any earned but unpaid salary and vacation and bonus compensation as set forth in Sections 4.1, 4.2 and 4.3, respectively, herein.

3.6 Surrender of Position and Properties.  Upon termination of Melamed’s employment with RoxSan, regardless of the cause therefore, Melamed shall surrender to the Company or its affiliates all property provided to her by RoxSan or the Company or its affiliates, as applicable, for use in relation to her employment and further, Melamed shall surrender to RoxSan, the Company or its affiliates, as applicable, any and all sales materials, lists of customers and prospective customers, investment performance reports, files, patent applications, records, models or other materials and information of or pertaining to RoxSan or the Company or its affiliates or their customers or prospective customers or the products, businesses and operations of RoxSan or the Company or its affiliates.

3.7 Survival of Covenants.  The covenants of Melamed set forth in Section 5 herein shall survive the termination of the Employment Period or termination of this Agreement, except as otherwise stated herein.

Section 4. Compensation/Expenses.

4.1 Salary.  In exchange for the services to be rendered by Melamed pursuant to Section 1(a) herein, RoxSan agrees to pay, during the Employment Period, a base salary at an annual rate of Three Hundred and Sixty Thousand Dollars ($360,000) for the first year, Three Hundred and Ninety Six Thousand Dollars ($396,000) for the second year, Four Hundred and Fourteen Thousand Dollars ($414,000) for the third year, Four Hundred and Fifty Thousand Dollars ($450,000) for the fourth year and Five Hundred Forty Thousand Dollars ($540,000) for the fifth year if there is a fifth year of employment.

Salary will be paid monthly.

4.2 Bonus.  The Company shall establish an annual bonus plan of which certain management employees of the Company shall be eligible to participate, which annual bonus plan shall comprise a calendar year (the “Plan Year”). Melamed shall participate in such annual bonus plan during each year of the term of this Agreement with goals (the “Annual Goals”) established and approved by the Board of Directors. Pursuant to this annual bonus plan, Melamed shall be eligible for discretionary performance and incentive bonuses if and as may be determined in the sole discretion of the Board of Directors of the Company.  The bonus criteria for Melamed shall be tied to the Company’s Long Term Financial Pro Forma (as adopted by the Company upon execution of this Agreement) and shall serve as the basis of evaluation for any payments awarded pursuant to the Company’s annual bonus plan by the Board of Directors. At the conclusion of the Plan Year, the Board of Directors shall determine the level of success achieved by the Melamed against the Annual Goals and recommend the amount of the annual bonus plan payment.  If Melamed’s employment is terminated for reasons other than Due Cause or her voluntary resignation, she shall receive within 30 days after such date of termination any bonus earned up to the date of termination as reasonably determined by the Board of Directors.  All payments related to the annual bonus plan are subject to the prior approval by the Board of Directors and the Company’s ability to make such payments when considering the cash position of the Company.  Melamed Bonus Guidelines are attached to this Agreement as Exhibit B.

4.3 Insurance.  Health insurance for Melamed and her husband shall be paid for by the Company during the term of this Agreement.  Melamed, by RoxSan or the Company plans, will be entitled to participate in fringe benefit, life insurance, and other programs which RoxSan or Company may adopt from time to time.  Participation will be in accordance with any plans and any applicable policies adopted by RoxSan or Company.

4.4 Company Vehicle.  Melamed will be entitled a monthly automobile allowance of $4,500, and in addition her car insurance, gasoline, repairs and all other automobile costs shall be paid by RoxSan during the term hereof.

4.5 Business Expenses.

a) Melamed shall be reimbursed for business-related expenses that she incurs pursuant to her employment with or consulting for RoxSan pursuant to this Agreement and that are approved by RoxSan, such expenses to be timely submitted and reasonable, and subject to RoxSan’s then standing Expense Reimbursement Policy and the review and approval of the Board of Directors or its authorized designate. Melamed shall provide RoxSan with expense reports detailing business-related expenses and supporting documentation and other substantiation of such expenses that conform to the reporting requirements of RoxSan and the Internal Revenue Service. RoxSan will reimburse expenses to Melamed within 15 days of receipt.  Melamed as part of this engagement may be required to travel and shall have expenses paid accordingly.

b) During the Employment Period, all representative expenses incurred on behalf of RoxSan shall be reimbursed by RoxSan.

4.6 Travel and Entertainment.  Melamed will have a Travel and Entertainment (“T & E Expense”) budget of Twenty Thousand ($20,000) Dollars per month, with any unused monthly amount carried over thereafter.  Melamed will submit her T & E expense allowance report to RoxSan’s Controller on a quarterly basis and shall be repaid by RoxSan within 15 days after such submission.

4.7 Vacation.  Melamed shall be entitled to vacations in accordance with RoxSan’s policy in effect from time to time, which policy shall permit her at least six (6) weeks of paid vacation per year, with any unused amount being carried over to the future.  Upon the termination of her employment, Melamed shall be paid at her then salary for all accrued but unused vacation.

Section 5. Covenants of Melamed.

5.1 Confidentiality.  During the Employment Period and for one year following the termination thereof for any reason, Melamed shall not disclose or make any use of, for her own benefit or for the benefit of a business or entity other than RoxSan or the Company or its affiliates, any secret or confidential information, lists of customers and prospective customers or any other information of or pertaining to RoxSan or the Company or its affiliates that is not generally known within the trade of RoxSan or the Company or its affiliates or which is not publicly available.

5.2  Inventions and Secrecy.  Except as otherwise provided in this Section 5.2, Melamed (i) shall hold in a fiduciary capacity for the benefit of RoxSan and the Company and its affiliates, all secret and confidential information, knowledge, or data of RoxSan and the Company and its affiliates obtained by Melamed during her employment by RoxSan, which is not generally known to the public or recognized as standard practice (whether or not developed by Melamed) and shall not, during her employment by RoxSan and for one year following the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than RoxSan or the Company or its affiliates or persons or entities designated by the Company; (ii) shall promptly disclose to RoxSan all inventions, ideas, devices and processes made or conceived by her along or jointly with others, from the time of entering RoxSan’s employ and until such employment is terminated relevant or pertinent in any way, whether directly or indirectly, to RoxSan or resulting from or suggested by any work which she may have done for or at the request of the Company or its affiliates; (iii) shall at all times during her employment with RoxSan, assist RoxSan in every proper way (at the expense of RoxSan) to obtain and develop for the benefit of RoxSan’s inventions, ideas, devices and processes, whether or not patented; and (iv) shall perform all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Board of Directors of RoxSan to vest in RoxSan, the entire interest in such inventions, ideas, devices and processes referred to in this Section 5.2.  Melamed, RoxSan and Company each agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Melamed or come into her or its possession by reason of and during the term of Melamed’s engagement with RoxSan are the property of RoxSan and will not be used by her in any way adverse to RoxSan’s interests.  Melamed also agrees not to allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of the Board of Directors of RoxSan.  Melamed agrees to deliver to RoxSan, upon demand, and in any event upon the termination of Melamed’s employment, all of such documents and things which are in Melamed’s possession or under her control.  Melamed expressly agrees that all of her work product shall be and remain the sole and exclusive property of RoxSan.  Accordingly, all work products eligible for any form of copyright protection shall be deemed a “work made for hire” under the copyright laws and shall be owned by RoxSan.

5.3 Disclosure.  Notwithstanding any language in this Agreement to the contrary, disclosure by Melamed of any information or matter shall be permitted if it is made in response to an order of a court or governmental body or as otherwise required to be disclosed by law.

5.4 Acknowledgement.  Melamed acknowledges that the restrictions set forth in this Section 5 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of RoxSan and its affiliates and that the enforcement thereof will not in any manner preclude Melamed, in the event of her termination of employment with RoxSan, from becoming gainfully employed in such manner and to such extent as to provide a reasonable standard of living for herself, the members of her family and those dependent upon her of at least the sort and fashion to which she and they have become.

5.5 Severability - Covenants.  The covenants of Melamed contained in this Section 5 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Melamed against RoxSan, Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by RoxSan, Company or its affiliates of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

Section 6. Indemnification.  In addition to any rights Melamed may have under RoxSan’s or the Company's by-laws, each of RoxSan and the Company agrees to indemnify Melamed and hold Melamed harmless, both during the Employment Period and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants’ fees) and liabilities (other than settlements to which RoxSan or the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Melamed in connection with any claim, action, proceeding or investigation brought against or involving Melamed with respect to, arising out of or in any way relating to Melamed's employment with RoxSan; provided, however, that neither RoxSan nor the Company shall be required to indemnify Melamed for Losses incurred as a result of Melamed's intentional misconduct or gross negligence (other than matters where Melamed acted in good faith and in a manner she reasonably believed to be in and not opposed to RoxSan’s or the Company's best interests). Melamed shall promptly notify both RoxSan and the Company of any claim, action, proceeding or investigation under this paragraph and RoxSan or the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by RoxSan or the Company; provided that Melamed shall have the right to employ counsel to represent her (at the expense of RoxSan or the Company, whichever shall apply) if RoxSan or Company counsel would have a "conflict of interest" in representing both RoxSan or the Company and Melamed. The Company shall not settle or compromise any claim, action, proceeding or investigation without Melamed's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and RoxSan or the Company fully indemnifies Melamed in connection therewith. RoxSan and the Company further agree to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by Melamed in connection with any such claim, action, proceeding or investigation.  The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Section 7.  Notice.  Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled; or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as provided herein; and (iii) via facsimile to the fax number provided by the Parties below with a confirmation receipt.  Notice will hereby be deemed to be satisfied via the delivery of any of the methods listed above.

If to RoxSan:

RoxSan Pharmacy, Inc.

465 North Roxbury Dr.

Beverly Hills, CA 90210

If to the Company:

J. Michael Redmond

Chief Executive Officer

Parallax Health Sciences, Inc.

One Boston Place

Suite 2600

Boston, MA 02108

If to Company Attorney:

Lawrence Washor

Lawrence Washor & Associates

21800 Oxnard Street, Suite 790

Woodland Hills, CA 91367

United States

If to Shahla Melamed:

Shahla Melamed

3209 Hutton Drive

Beverly Hills, CA  90210

With a copy to:

Elliott J. Hahn

Hahn Law, PC

21250 Hawthorne Blvd., Suite 500

Torrance, CA  90503

The notice shall be deemed to be received in case (i) on the date of actual receipt by the party; and in case (ii) three days following the date of the mailing.

Section 8. Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in a writing signed by all the parties hereto.  The waiver by a party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

Section 9. Prior Employment Agreement.  Melamed and the Company each agrees that any other Employment Agreement between them shall be null and void and of no legal effect and neither party shall have any rights or obligations arising out of that document.

Section 10. Governing Law/Waiver of Claims/Litigation.

a) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

b) Each party to this Agreement hereby waives any claim it may have against the other party hereto due to any past business dealings between the parties prior to the Effective Date of this Agreement.

c) Any dispute between the parties concerning this Agreement, its interpretation or an alleged breach thereof shall only be filed in a state of federal court located in Los Angeles County,

California.  In such litigation, the prevailing party therein as part of its award shall be entitled to receive its attorneys’ fees and costs of such litigation.

Section 11. Entire Agreement.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, but limited to the Employment Period.

Section 12. Reservation of Right.  Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all employee benefit plans, practices, policies and programs, except sections 4.1, 4.2, 4.3, 4.5, 4.6, and 4.7 at any time whether before or after termination of this Agreement with advance notice of 90 days to Melamed.

Section 13. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of RoxSan and the Company, including any company or entity with which RoxSan and/or the Company may merge or consolidate.

Section 14. Headings.  Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

Section 15. Severability – General.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 16. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective on the date first set forth above.

Parallax Health Sciences, Inc.

Shahla Melamed

By:

/s/ J. Michael Redmond

By:

/s/ Shahla Melamed

Name:

J. Michael Redmond

Name:

Shahla Melamed

Title:

Chief Executive Officer

RoxSan Pharmacy, Inc.

By:

/s/ Shahla Melamed

Name:

Shahla Melamed

Title:

President

Exhibit A

Employment Duties

1.

Shana will be responsible for public relations and marketing fertility services for RoxSan Pharmacy.

2.

Shana will be responsible for presenting Parallax Diagnostic’s point of care tests to the physician network she has established over the past several years.  These tests will be FDA approved but do not require a prescription for their use.

3.

Shana will oversee the Parallax Life Systems Division that will have a line of over the counter cosmetic products. None of the products will require a prescription.

4.

Other duties will be defined based on her expertise and experience

Exhibit B

Shahla Melamed Bonus Program

Shahla Melamed will be paid the following cash bonus based on the annual growth of RoxSan sales.  The bonus will be calculated as follow:

Percent increase in sales from the full

year revenue of the previous year and the Bonus earned

1)	0-4%	$360,000 (Bonus-100% of base salary)
		$360,000 (Base salary)
		$720,000 (total cash non stock compensation)
2)	5%	$396,000 (Bonus-110% of base salary)
		$360,000 (Base salary)
		$756,000 (total cash non stock compensation)
3)	10%	$414,000 (Bonus-115% of base salary)
		$360,000 (Base salary)
		$774,000 (total cash non stock compensation)
4)	15%	$450,000 (Bonus-125% of base salary)
		$360,000 (Base salary)
		$810,000 (total cash non stock compensation)
5)	25%	$540,000 (Bonus-150% of base salary)
		$360,000 (Base salary)
		$900,000 (total cash non stock compensation)

The bonus is linear in between

The Bonus for the current fiscal year will be prorated based on the closing date of the acquisition transaction.